Exhibit 99

CONTACT:	Michael S. Piemonte	FOR IMMEDIATE RELEASE:
	(716) 842-5138	January 10, 2003

M&T BANK CORPORATION ANNOUNCES 2002 RESULTS

     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE:MTB) today reported that diluted cash earnings per share for 2002 rose 11% to $5.41 from $4.87 in 2001. Cash net income for 2002 was $518 million, up 7% from $482 million in 2001. Expressed as a rate of return on average tangible assets, cash net income was 1.68% in 2002, up from 1.63% in 2001. Cash return on average tangible common equity improved to 28.62% in 2002 from 28.50% in 2001. Cash earnings exclude the after-tax effect of nonrecurring merger-related expenses and amortization of intangible assets.

     Diluted cash earnings per share for the fourth quarter of 2002 were $1.40, up 8% from $1.30 in the corresponding 2001 quarter. Cash net income for the recent quarter was $133 million, 5% higher than the $126 million earned in the year-earlier quarter. The annualized cash returns on average tangible assets and average tangible equity were 1.65% and 27.38%, respectively, in 2002’s fourth quarter, compared with 1.67% and 29.43%, respectively, in the final quarter of 2001.

     M&T has provided supplemental reporting of its operating results on a “cash” or “tangible” basis (which excludes the after-tax effect of amortization of goodwill and core deposit and other intangible assets and the related asset balances resulting from acquisition transactions) since 1998. Management believes that such reporting represents a relevant measure of financial performance.

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M&T BANK CORPORATION

     In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” M&T ceased amortization of goodwill associated with corporate acquisitions, effective January 1, 2002. Amortization of such goodwill during the fourth quarter and twelve months of 2001, none of which was tax deductible, totaled $16 million ($.16 per diluted share) and $62 million ($.62 per diluted share), respectively. Charges for amortization of core deposit and other intangible assets totaled $12 million ($7 million after tax effect, or $.07 per diluted share) during the fourth quarter of 2002, compared with $14 million ($9 million after tax effect, or $.09 per diluted share) during the year-earlier quarter. Similar amortization charges for the year ended December 31, 2002 and 2001 were $51 million ($32 million after tax effect, or $.34 per diluted share) and $60 million ($38 million after tax effect, or $.38 per diluted share), respectively. M&T had recorded as assets at December 31, 2002 and 2001 goodwill of $1.1 billion, while core deposit and other intangible assets totaled $119 million and $170 million at those respective dates.

     Net income measured in accordance with generally accepted accounting principles (“GAAP”) includes the impact of non-cash charges for amortization of intangible assets, as well as nonrecurring merger-related expenses. GAAP-basis diluted earnings per share for 2002 rose 33% to $5.07 from $3.82 in 2001. On the same basis, net income for 2002 increased 28% to $485 million from $378 million in the prior year. Pro forma GAAP-basis diluted earnings per share and net income for 2001, computed as if SFAS No. 142 had been effective on January 1, 2001, were $4.44 and $440 million, respectively. GAAP-basis net income for 2002 expressed as a rate of return on average assets and average common stockholders’ equity was 1.52% and 16.15%, respectively, up from 1.23% and 12.78%,

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respectively, for 2001. Pro forma GAAP-basis returns on average assets and average common stockholders’ equity for 2001 were 1.43% and 14.87%, respectively, after excluding the impact of goodwill amortization. The after-tax impact of merger-related expenses incurred in 2001 was $5 million ($.05 per diluted share). There were no significant merger-related expenses in 2002.

     For 2002’s fourth quarter, GAAP-basis diluted earnings per share and net income were $1.33 and $126 million, respectively, improved from $1.05 and $102 million, respectively, in the final quarter of 2001. As already noted, the after-tax impact of amortization of goodwill in the fourth quarter of 2001 was $16 million, or $.16 per diluted share, resulting in pro forma GAAP-basis diluted earnings per share and net income for last year’s fourth quarter, calculated as if SFAS No. 142 had been in effect during 2001, of $1.21 and $117 million, respectively. The annualized returns on average assets and average common equity for the fourth quarter of 2002 were 1.51% and 16.05%, respectively, compared with 1.29% and 13.70%, respectively, in the year-earlier quarter. Pro forma GAAP-basis annualized returns on average assets and average common stockholders’ equity for the final 2001 quarter were 1.49% and 15.79%, respectively, after excluding the impact of goodwill amortization. There were no significant merger-related expenses during the fourth quarters of 2002 or 2001.

     Michael P. Pinto, Executive Vice President and Chief Financial Officer of M&T, commented “Continued weakness in general economic conditions resulted in an extremely challenging year for M&T. However, certain positive factors allowed us to report an increase in cash net income for 2002. Particularly encouraging were the growth experienced in our consumer loan portfolio, predominantly home equity lines of credit and automobile loans, and a strong net interest margin.”

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M&T BANK CORPORATION

     A summary of net income and diluted earnings per share, pro forma net income and pro forma diluted earnings per share (computed as if SFAS No. 142 had been effective in 2001) and cash net income and diluted cash earnings per share follows:

	Three months ended		Year ended
	December 31		December 31

	2002	2001	2002	2001

	(in thousands, except per share)
Net income	$125,819	101,734	485,092	378,075
Amortization of goodwill	—	15,558	—	61,820

Pro forma net income	125,819	117,292	485,092	439,895
Amortization of core deposit and other intangible assets(1)	7,209	9,159	32,491	37,525
Nonrecurring merger-related expenses(1)	—	—	—	4,844

Cash net income	$133,028	126,451	517,583	482,264

Diluted earnings per share	$1.33	1.05	5.07	3.82
Amortization of goodwill	—	.16	—	.62

Pro forma diluted earnings per share	1.33	1.21	5.07	4.44
Amortization of core deposit and other intangible assets(1)	.07	.09	.34	.38
Nonrecurring merger-related expenses(1)	—	—	—	.05

Diluted cash earnings per share	$1.40	1.30	5.41	4.87

(1)	After any related tax effect

     Taxable-equivalent net interest income rose 7% to $1.26 billion in 2002 from $1.18 billion in 2001. A widening of M&T’s net interest margin, or taxable-equivalent net interest income expressed as a percentage of average earning assets, and higher average loans outstanding were the leading factors in the improvement. Net interest margin improved by 13 basis points (hundredths of one percent) to 4.36% in 2002 from 4.23% in 2001. Average loans outstanding in 2002 were $25.5 billion, up 4% from $24.4 billion a year earlier. Growth in consumer loans of $1.2

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M&T BANK CORPORATION

billion, or 21%, was partially offset by lower levels of residential real estate and commercial loans. Average loans outstanding totaled $25.9 billion in 2002’s fourth quarter when the annualized net interest margin was 4.28%, compared with $25.0 billion of average loans outstanding and a 4.34% annualized net interest margin in the year-earlier quarter. During November 2002, approximately $1.1 billion of residential real estate loans were securitized. Eighty-eight percent of these mortgage-backed securities were retained in M&T’s investment securities portfolio. A $5 million gain was realized from the sale of the twelve percent portion and has been included in other noninterest income.

     The provision for credit losses increased to $122 million in 2002 from $104 million in 2001. Net charge-offs of loans during the recent year totaled $108 million or .42% of average loans outstanding, compared with $75 million or ..31% of average loans in 2001. Net charge-offs were $31 million during the fourth quarter of 2002, or an annualized .48% of average loans outstanding, compared with $21 million or .33% during the final quarter of 2001. Nonperforming loans were $215 million at December 31, 2002, or .84% of total loans, compared with $190 million or .76% a year earlier. Loans past due 90 days or more and accruing interest totaled $154 million at the recent year-end, compared with $147 million at December 31, 2001. Included in these loans at December 31, 2002 and 2001 were $123 million and $108 million, respectively, of one-to-four family residential mortgage loans serviced by M&T and repurchased from the Government National Mortgage Association. The outstanding principal balances of these loans, which were repurchased to reduce loan servicing costs, are fully guaranteed by government agencies. In general, the remaining portion of accruing loans past due 90 days or more are either also guaranteed by government agencies or well-secured by collateral.

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M&T BANK CORPORATION

     M&T’s allowance for credit losses totaled $436 million, representing 1.70% of total loans, at December 31, 2002, compared with $425 million or 1.69% a year earlier. The ratio of the allowance for credit losses to nonperforming loans was 203% at the recent year-end, compared with 223% a year earlier. Assets taken in foreclosure of defaulted loans were $17 million and $16 million at December 31, 2002 and 2001, respectively.

     Noninterest income rose 7% to $512 million for the year ended December 31, 2002 from $477 million in 2001. Similarly, noninterest income of $138 million during the fourth quarter of 2002 was up 8% from $128 million during the corresponding 2001 quarter. Higher revenues from providing deposit account and mortgage banking services significantly contributed to both increases. Noninterest operating expenses, which exclude amortization of intangible assets and nonrecurring merger-related expenses, were $870 million in 2002, compared with $819 million in 2001. A provision for the impairment of capitalized residential mortgage servicing rights of $32 million and higher costs for salaries, including commissions and incentive compensation, largely contributed to the higher level of operating expenses. The impairment charge reflects the impact on customer refinancings that the current low interest rate environment is expected to have on residential mortgage prepayment speeds. There was no similar impairment charge in 2001. Noninterest operating expenses totaled $229 million during 2002’s final quarter, up 7% from $215 million in the year-earlier period. Reflecting the lowest residential mortgage interest rates in over 40 years, M&T recognized a $13 million impairment in the carrying value of capitalized residential mortgage servicing rights during the recently completed quarter.

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M&T BANK CORPORATION

     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income, measures the relationship of operating expenses to revenues. M&T’s efficiency ratio, calculated using the operating expense totals noted above and excluding gains (losses) from sales of bank investment securities from noninterest income, was 49.0% in 2002, improved from 49.6% in 2001.

     At December 31, 2002, M&T had total assets of $33.2 billion, up from $31.5 billion a year earlier. Loans and leases, net of unearned discount, increased 2% to $25.7 billion at the 2002 year-end from $25.2 billion at December 31, 2001. Year-over-year growth of the loan portfolio was muted by the previously mentioned $1.1 billion residential real estate loan securitization in November 2002. Deposits were $21.7 billion and $21.6 billion at December 31, 2002 and 2001, respectively. Total stockholders’ equity was $3.2 billion at December 31, 2002, representing 9.59% of total assets, compared with $2.9 billion or 9.35% a year earlier. Common stockholders’ equity per share was $34.53 and $31.33 at December 31, 2002 and 2001, respectively. Tangible equity per common share was $21.75 at the recent year-end and $18.34 at December 31, 2001.

     In September 2002, M&T announced that it entered into a definitive agreement with Allied Irish Banks, p.l.c. (“AIB”), Dublin, Ireland, to acquire Allfirst Financial Inc. (“Allfirst”), Baltimore, Maryland, and to merge it into M&T. The merger has been approved by the shareholders of AIB and M&T, but still must be approved by various regulatory agencies. Assuming the timely receipt of such approvals, the merger is expected to be completed in the first quarter of 2003.

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M&T BANK CORPORATION

     In September 2002, M&T announced that it will begin expensing the fair value of stock-based compensation effective January 1, 2003. As allowed under GAAP, M&T has historically not recognized compensation expense for employee stock options, although the impact on net income and diluted earnings per share of expensing the fair value of stock options has been disclosed for all years since 1995. Beginning in 2003, M&T will recognize stock-based compensation expense in accordance with the fair value-based method of accounting described in SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended. M&T expects to implement the fair value based method of accounting for stock-based employee compensation using the retroactive restatement method described in SFAS No. 148, which is an amendment to SFAS No. 123 adopted by the Financial Accounting Standards Board in December 2002. Assuming the number of stock options issued in 2003 will be similar to those issued in 2002, M&T estimates that stock-based compensation expense for 2003 will be $33 million (after tax effect). Similar expense that will be recognized for 2002 using the retroactive restatement method is $28 million (after tax effect).

     In November 2001, M&T announced that it had been authorized by its Board of Directors to repurchase up to 5,000,000 shares of its common stock. Through September 2002, M&T had repurchased 3,632,098 shares of common stock pursuant to such plan at an average cost of $78.49 per share. M&T has discontinued purchases of its common stock, instead using the Company’s internal generation of capital to support the pending acquisition of Allfirst.

     With a view toward 2003, Mr. Pinto noted, “We look forward to meeting 2003’s challenges, including the successful merger and integration of Allfirst into M&T. We estimate that, excluding

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M&T BANK CORPORATION

the effect of the Allfirst transaction, GAAP-basis diluted earnings per share in 2003 will be in the $5.25 to $5.35 range, after absorbing the estimated impact of expensing stock-based compensation. However, given the uncertain economic outlook that we presently face, this estimate remains subject to the impact of actual events and circumstances that may occur during the year.”

     Investors will have an opportunity to listen to M&T’s conference call to discuss fourth quarter and full year financial results at 10:00 a.m. Eastern Standard Time (“EST”) today, January 10, 2003. Those wishing to participate in the call may dial 877-780-2276. International participants may dial 973-582-2700. The conference call will be webcast live at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until January 11, 2003 by calling 877-519-4471, code 3670378 and 973-341-3080 for international participants. The event will also be archived and available by 1:00 p.m. (EST), January 10, 2003 on M&T’s website at http://ir.mandtbank.com/conference.cfm.

     This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. M&T undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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M&T BANK CORPORATION

     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock options to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including required capital levels; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes, including environmental regulations; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger and acquisition activities compared to M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements. These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic conditions, including interest rate and currency exchange rate fluctuations, and other Future Factors.

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M&T BANK CORPORATION
Financial Highlights

	Three months ended			Year ended
	December 31			December 31
Amounts in thousands,
except per share	2002	2001	Change	2002	2001	Change

Performance
Net income	$125,819	101,734	24%	$485,092	378,075	28%
Per common share:
Basic earnings	$1.37	1.08	27%	$5.25	3.95	33%
Diluted earnings	1.33	1.05	27	5.07	3.82	33
Cash dividends	$.30	.25	20	$1.05	1.00	5
Common shares outstanding:
Average — diluted (1)	94,953	97,179	-2%	95,663	99,024	-3%
Period end (2)	92,155	93,814	-2	92,155	93,814	-2
Return on (annualized):
Average total assets	1.51%	1.29%		1.52%	1.23%
Average common stockholders’ equity	16.05%	13.70%		16.15%	12.78%

Taxable-equivalent net interest income	$325,157	308,934	5%	$1,261,634	1,175,801	7%

Yield on average earning assets	6.08%	6.97%		6.42%	7.62%
Cost of interest-bearing liabilities	2.09%	3.03%		2.39%	3.91%
Net interest spread	3.99%	3.94%		4.03%	3.71%
Contribution of interest-free funds	.29%	.40%		.33%	.52%
Net interest margin	4.28%	4.34%		4.36%	4.23%

Net charge-offs to average total net loans (annualized)	.48%	.33%		.42%	.31%

Cash operating results (3)
Cash net income	$133,028	126,451	5%	$517,583	477,420	8%
Cash net income, excluding acquisition-related expenses	133,028	126,451	5	517,583	482,264	7
Diluted cash earnings per common share	1.40	1.30	8	5.41	4.82	12
Diluted cash earnings per common share, excluding acquisition-related expenses	1.40	1.30	8	5.41	4.87	11
Return on (annualized):
Average tangible assets	1.65%	1.67%		1.68%	1.62%
Average tangible assets, excluding acquisition-related expenses	1.65%	1.67%		1.68%	1.63%
Average tangible common equity	27.38%	29.43%		28.62%	28.22%
Average tangible common equity, excluding acquisition-related expenses	27.38%	29.43%		28.62%	28.50%
Efficiency ratio, excluding acquisition-related expenses	49.42%	49.16%		49.01%	49.58%

	At December 31

	2002	2001	Change

Loan quality
Nonaccrual loans	$207,038	180,344	15%
Renegotiated loans	8,252	10,128	-19

Total nonperforming loans	$215,290	190,472	13%

Accruing loans past due 90 days or more	$153,803	146,899	5%

Nonperforming loans to total net loans	.84%	.76%
Allowance for credit losses to total net loans	1.70%	1.69%

(1)	Includes common stock equivalents

(2)	Includes common stock issuable under deferred compensation plans

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets which, except in the calculation of the efficiency ratio, are net of applicable income tax effects

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12-12-12-12-12

M&T BANK CORPORATION
Condensed Consolidated Statement of Income

	Three months ended			Year ended
	December 31			December 31

Dollars in thousands	2002	2001	Change	2002	2001	Change

Interest income	$458,216	491,713	-7%	$1,842,099	2,101,885	-12%
Interest expense	136,358	186,849	-27	594,514	943,597	-37

Net interest income	321,858	304,864	6	1,247,585	1,158,288	8
Provision for credit losses	33,000	33,000	—	122,000	103,500	18

Net interest income after provision for credit losses	288,858	271,864	6	1,125,585	1,054,788	7

Other income
Mortgage banking revenues	34,879	27,221	28	116,408	102,699	13
Service charges on deposit accounts	44,123	38,455	15	167,531	144,302	16
Trust income	14,475	16,662	-13	60,030	64,395	-7
Brokerage services income	9,209	10,380	-11	43,261	39,349	10
Trading account and foreign exchange gains	1,144	1,871	-39	2,860	4,462	-36
Gain (loss) on sales of bank investment securities	51	—	—	(608)	1,873	—
Other revenues from operations	34,297	33,107	4	122,449	120,346	2

Total other income	138,178	127,696	8	511,931	477,426	7

Other expense
Salaries and employee benefits	114,115	110,345	3	456,411	434,937	5
Equipment and net occupancy	26,818	27,291	-2	107,822	111,403	-3
Printing, postage and supplies	6,486	6,370	2	25,378	25,512	-1
Amortization of goodwill	—	15,558	-100	—	61,820	-100
Amortization of core deposit and other intangible assets	11,788	14,108	-16	51,484	59,816	-14
Other costs of operations	81,550	70,639	15	279,937	254,830	10

Total other expense	240,757	244,311	-1	921,032	948,318	-3

Income before income taxes	186,279	155,249	20	716,484	583,896	23

Applicable income taxes	60,460	53,515	13	231,392	205,821	12

Net income	$125,819	101,734	24%	$485,092	378,075	28%

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M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

	December 31

Dollars in thousands	2002	2001	Change

ASSETS

Cash and due from banks	$963,772	965,664	—%
Money-market assets	379,843	84,356	350
Investment securities	3,955,150	3,024,137	31

Loans and leases, net of unearned discount	25,727,784	25,187,760	2
Less: Allowance for credit losses	436,472	425,008	3

Net loans and leases	25,291,312	24,762,752	2

Goodwill	1,097,553	1,097,553	—
Core deposit and other intangible assets	118,790	170,273	-30
Other assets	1,368,105	1,345,461	2

Total assets	$33,174,525	31,450,196	5%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$4,072,085	3,704,004	10%
Other deposits at U.S. offices	16,432,122	17,098,501	-4
Deposits at foreign office	1,160,716	777,895	49

Total deposits	21,664,923	21,580,400	—

Short-term borrowings	3,429,414	3,045,830	13
Accrued interest and other liabilities	400,991	422,746	-5
Long-term borrowings	4,497,374	3,461,769	30

Total liabilities	29,992,702	28,510,745	5

Stockholders’ equity (1)	3,181,823	2,939,451	8

Total liabilities and stockholders’ equity	$33,174,525	31,450,196	5%

(1)	Reflects accumulated other comprehensive income, net of applicable income taxes, of $54.8 million at December 31, 2002 and $22.8 million at December 31, 2001.

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M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Year ended
	December 31					December 31

	2002		2001			2002		2001
					Change in					Change in
Dollars in millions	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance

ASSETS
Money-market assets	$509	1.47%	179	2.28%	186%	$291	1.64%	80	3.20%	265%
Investment securities	3,745	5.23	3,029	6.28	24	3,123	5.63	3,308	6.63	-6
Loans and leases, net of unearned discount
Commercial, financial, etc.	5,273	4.83	5,181	5.67	2	5,146	5.09	5,271	7.06	-2
Real estate — commercial	9,650	6.76	9,401	7.40	3	9,498	6.96	9,224	7.94	3
Real estate — consumer	3,638	6.70	4,475	7.35	-19	4,087	6.98	4,354	7.55	-6
Consumer	7,303	6.63	5,959	7.76	23	6,776	6.89	5,581	8.32	21

Total loans and leases, net	25,864	6.29	25,016	7.09	3	25,507	6.57	24,430	7.77	4

Total earning assets	30,118	6.08	28,224	6.97	7	28,921	6.42	27,818	7.62	4
Goodwill	1,098		1,116		-2	1,098		1,126		-3
Core deposit and other intangible assets	124		177		-30	143		196		-27
Other assets	1,808		1,759		3	1,750		1,686		4

Total assets	$33,148		31,276		6%	$31,912		30,826		4%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing deposits
NOW accounts	$794	.45	753	.66	6%	$761	.51	722	1.18	5%
Savings deposits	9,355	1.08	8,009	1.45	17	8,899	1.21	7,378	1.82	21
Time deposits	6,673	2.75	8,307	4.21	-20	7,398	3.20	8,906	5.10	-17
Deposits at foreign office	934	1.43	363	1.89	157	569	1.49	327	3.44	74

Total interest-bearing deposits	17,756	1.70	17,432	2.74	2	17,627	2.02	17,333	3.51	2

Short-term borrowings	3,651	1.50	3,488	2.18	5	3,125	1.69	3,280	3.81	-5
Long-term borrowings	4,486	4.11	3,533	5.32	27	4,162	4.45	3,538	5.95	18

Total interest-bearing liabilities	25,893	2.09	24,453	3.03	6	24,914	2.39	24,151	3.91	3
Noninterest-bearing deposits	3,752		3,466		8	3,618		3,327		9
Other liabilities	394		410		-4	377		390		-3

Total liabilities	30,039		28,329		6	28,909		27,868		4
Stockholders’ equity	3,109		2,947		6	3,003		2,958		2

Total liabilities and stockholders’ equity	$33,148		31,276		6%	$31,912		30,826		4%

Net interest spread		3.99		3.94			4.03		3.71
Contribution of interest-free funds		.29		.40			.33		.52
Net interest margin		4.28%		4.34%			4.36%		4.23%

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